Exhibit 99.1

FOR MORE INFORMATION CONTACT:
Bob Meldrum	Carole Curtin
Media Relations	Investor Relations
(303) 566-1354	(303) 542-4441
ob.meldrum@twtelecom.com	ir@twtelecom.com

Time Warner Telecom Reaffirms Drive to Profitability

—Expects cost efficiency efforts to maximize Free Cash Flow1—
—Announces workforce reduction of approximately 230 employees—

LITTLETON, Colorado—August 22, 2002—Time Warner Telecom Inc. (NASDAQ: TWTC), a leader in providing metro and regional optical broadband networks and services to business customers, today announced efforts to reduce costs and maximize free cash flow. Free cash flow is defined as EBITDA2 less capital expenditures.

“Time Warner Telecom is financially strong, but we believe that we must take the next step to demonstrate a clear path to profitability,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “We have accomplished the first step by achieving sustained positive EBITDA results and now we are ready to take the next step toward maximizing free cash flow. Our ability to internally fund growth and new business opportunities is extremely important in today’s environment, and allows us to control our own destiny,” said Herda.

Driving ever-greater efficiencies, the Company expects to accomplish these goals by streamlining operations and consolidating internal organizations while maintaining excellence in customer service. Acquiring new customers and continuing to provide the highest level of customer service will continue to be the Company’s top priority.

Time Warner Telecom has identified near-term opportunities for cost reductions and today reduced its workforce by approximately 230. The Company estimates an annual EBITDA contribution from this action of $13-$15 million per year, with anticipated savings beginning in the fourth quarter. Subsequent to this headcount reduction, Time Warner Telecom employs over 1,900 employees. The Company expects to continue to hire in areas where new positions are needed to support its future growth.

The Company intends to evaluate additional initiatives with the objective of further reducing costs, optimizing operating efficiencies and refining its focus on market opportunities. “Streamlining our operations and eliminating overhead will allow us to focus our financial resources toward business opportunities which have the greatest return possibilities,” said David Rayner, Time Warner Telecom’s Senior Vice President and Chief Financial Officer.

“These efforts complement our near and long-term vision, which is return on investment,” said Rayner. “We are very pleased with our strong track record to date, however, we are committed to maximizing free cash flow results.” This focus builds on the Company’s consistent financial accomplishments, which include 13 consecutive quarters of positive EBITDA, and free cash flow results for the first six months of 2002.

The Company continues to execute a success-based capital-spending plan, which resulted in a more than a 70% reduction of capital expenditures for the first six months of 2002, as compared to the same period last year. As of June 30, 2002, the Company reported $324 million of cash and equivalents.

“I believe these efforts will improve Time Warner Telecom’s position as a key telecommunications player with highly valuable metropolitan fiber networks and a strong business plan,” said Herda.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., delivers “last-mile” broadband data, dedicated Internet access and voice services for businesses. Time Warner Telecom Inc., one of the country’s premier competitive telecom carriers, delivers fast, powerful and flexible facilities-based metro and regional optical networks to large and medium customers. Please visit www.twtelecom.com for more information.

The statements in this press release concerning the outlook for 2002, free cash flow and EBITDA impacts, are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. These risks include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Time Warner Telecom is committed to strong corporate governance standards. The Company has complied with the financial statement certification requirement of the Sarbanes-Oxley Act of 2002 that was effective July 30, 2002, by including the CEO and CFO certification of its Form 10-Q filed with the Securities and Exchange Commission on August 14, 2002.

[1]	Free Cash Flow is defined as EBITDA less capital expenditures.
[2]
EBITDA is defined as operating income or loss before depreciation and amortization expense and excluding charges for interest expense and provision for income taxes. Accordingly, EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.